                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                XTRA Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                XTRA Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                                XTRA CORPORATION

                                  60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 18, 1999

To the Stockholders:

    The 1999 Annual Meeting of Stockholders of XTRA Corporation will be held at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, on Thursday, February 18, 1999, at 10:00 A.M. for the following purposes:

    1.  To elect a Board of Directors for the ensuing year.

    2. To transact such other business as may properly come before the meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on December 31, 1998, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

    Whether or not you expect to attend the meeting in person, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By order of the Board of Directors
                                          THOMAS A. GIACCHETTO, SECRETARY

January 19, 1999

                                XTRA CORPORATION
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                                PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 1999 Annual Meeting of Stockholders of XTRA Corporation, a Delaware corporation (the "Company"), on Thursday, February 18, 1999, and at any adjournments thereof. You can ensure that your shares are voted by signing and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation delivered in person to the Secretary at the meeting. This proxy statement and the enclosed proxy will be mailed to stockholders commencing on or about January 19, 1999.

                             ELECTION OF DIRECTORS

    The Company's By-Laws provide for no fewer than five directors and no more than twelve, as determined by the directors. The Board of Directors has fixed the number of directors for the ensuing year at nine. The Board of Directors recommends that each of the nominees for director, all of whom are now serving as directors of the Company and are described below, be reelected as a director of the Company. Each director to be elected will serve until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. The accompanying proxy will be voted for the election of the following nominees unless authority to vote is withheld by marking the box entitled "WITHHELD" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy. If any nominee is unable to serve, which is not anticipated, or should any vacancy arise for whatever reason, the persons named as proxies intend to act with respect to the filling of that office by voting the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

INFORMATION WITH RESPECT TO DIRECTOR NOMINEES

MICHAEL D. BILLS                                             Director since 1997

Tiger Management L.L.C.
101 Park Avenue
New York, NY 10178

    Since 1995, Mr. Bills, age 41, has been Chief Operating Officer and Senior Managing Director of Tiger Management L.L.C., an investment management company. From 1991 to 1995, Mr. Bills taught at both the University of Virginia's Darden Graduate School of Business Administration and the McIntire School of Commerce. From 1986 to 1991, Mr. Bills was also with Tiger Management L.L.C. serving as Managing Director. Previously, Mr. Bills was with Goldman, Sachs & Co. from 1981 to 1986. Mr. Bills currently serves as Co-Chairman of the Board of Trustees of the Tiger Foundation, a New York based charitable foundation, and as a Director of the India Magnum Fund, an investment fund managed by Morgan Stanley & Co.

    Member of Executive Committee.

H. WILLIAM BROWN                                             Director since 1996

4137 Jackson Drive
Lafayette Hill, PA 19444

    Since May 1997, Mr. Brown, age 60, has been Chief Financial Officer of Maritrans Inc., a shipping company engaged in petroleum transportation. From 1992 through 1996, Mr. Brown was Vice President-Finance & Administration and Chief Financial Officer of Consolidated Rail Corporation, one of the largest railroad companies in North America. From 1986 to 1992, Mr. Brown served as Senior Vice President--Finance of Consolidated Rail Corporation. Previously, Mr. Brown served in various other executive capacities with Consolidated Rail Corporation from 1978 until 1986. Mr. Brown was a member of the Board of Governors of The Philadelphia Stock Exchange until he retired in September 1997.

    Chairman of Nominating Committee and member of Audit Committee.

MICHAEL N. CHRISTODOLOU                              Director since January 1998

Thomas M. Taylor & Co.
201 Main Street, Suite 3200
Fort Worth, Texas 76102

    Since 1993, Mr. Christodolou, age 37, has been Director of Equity Investments for Thomas M. Taylor & Co., an investment consulting firm providing services to entities associated with the Bass family, including Trinity I Fund, L.P. From 1988 to 1993, Mr. Christodolou was an investment analyst for Thomas M. Taylor & Co.

    Member of Audit Committee.

ROBERT M. GINTEL                                             Director since 1990

Gintel & Co.
6 Greenwich Office Park
Greenwich, CT 06831

    Since 1990, Mr. Gintel, age 70, has been Vice Chairman of the Board of Directors of the Company. He is Senior Partner of Gintel & Co. Limited Partnership, a securities broker/dealer firm and member organization of the New York Stock Exchange, Inc., Chairman of the Board and Chief Executive Officer of Gintel Asset Management, Inc., a registered investment advisor, and Chairman of the Board and Chief Executive Officer of the Gintel Fund. Mr. Gintel has held such positions for more than the past five years.

    Member of Executive Committee.

ROBERT B. GOERGEN                                            Director since 1990

Blyth Industries, Inc.
100 Field Point Road
Greenwich, CT 06830

    Since 1990, Mr. Goergen, age 60, has been Chairman of the Board of Directors of the Company. Since 1976, he has been Chairman of the Board and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and importer of candles and home decorating accessories. Since 1979, Mr. Goergen has been the general partner or president of various Ropart entities whose business is investing in securities for their own account. Mr. Goergen is a Director of Bank of America Illinois, a subsidiary of Bank of America. Mr. Goergen serves as a Director of Leading Edge Packaging, Inc., a packaging company. He is also Chairman of the Board of Trustees of the University of Rochester.

    Chairman of Executive Committee and member of Compensation Committee.

HERBERT C. KNORTZ                                            Director since 1990

14 Manor Road
Ridgefield, CT 06877

    Retired. From 1973 through 1991, Mr. Knortz, age 77, was a Trustee of Corporate Property Investors, a real estate investment trust. Mr. Knortz also served in various executive capacities with ITT Corporation, a diversified international manufacturing and services corporation, from 1961 until his retirement as Executive Vice President and Director in 1986. He is a former Director of Sheraton Corporation and Hartford Insurance Group. From 1985 to 1986, Mr. Knortz was President and Chief Executive Officer of the National Association of Accountants, and from 1986 to 1987, its Chairman.

    Member of Audit and Nominating Committees.

FRANCIS J. PALAMARA                                          Director since 1990

3110 E. Maryland Avenue
Phoenix, AZ 85016

    Since 1988, Mr. Palamara, age 73, has been a business consultant. From 1981 to 1988, he was Executive Vice President, Finance of ARA Services, Inc., now known as Aramark, Inc., a food services corporation, and until 1992, a member of its Board of Directors. From 1972 to 1978, Mr. Palamara served as Executive Vice President and Chief Operating Officer of the New York Stock Exchange, Inc. and from 1978 to 1981, Executive Vice President and Director of Pittston Company. Mr. Palamara serves as a Director of the Gintel Fund and the Glenmede Funds.

    Chairman of Audit Committee and member of Compensation Committee.

LEWIS RUBIN                                                  Director since 1990

XTRA Corporation
60 State Street
Boston, MA 02109

    Since 1990, Mr. Rubin, age 61, has been Chief Executive Officer and President of the Company. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin is a Director of Oneita Industries, Inc, a textile and apparel company.

    Member of Executive Committee.

MARTIN L. SOLOMON                                            Director since 1990

P.O. Box 70
Coconut Grove, FL 33233

    Since June 1997, Mr. Solomon, age 62, has been the Chairman and Chief Executive Officer of American Country Holdings Inc., an insurance company holding company. Since 1990, Mr. Solomon has been a private investor. From 1988 to 1990, he was a Managing Director and general partner of Value Equity Associates, I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. From 1985 to 1996, Mr. Solomon was a Director and Vice Chairman of the Board of Great Dane Holdings, Inc., a company engaged in the manufacture of transportation equipment, automobile stamping and the leasing of taxis and insurance. Since April 1996, Mr. Solomon has been a Director of Hexcel Corp., a company engaged in the manufacture of composite materials, and since June 1997, Mr. Solomon has been a Director of Telephone and Data Systems, Inc., a diversified telecommunications service company with established wireless and wireline operations.

    Chairman of Compensation Committee and member of Executive Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established the following committees to assist it in the discharge of its responsibilities.

    The AUDIT COMMITTEE, none of whose members is an employee of the Company, annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company. In addition, the Committee meets with such independent auditors, the Company's internal auditor, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. Messrs. Palamara (Chairman), Brown, Christodolou and Knortz currently serve as members. The Audit Committee held 6 meetings in fiscal year 1998.

    The COMPENSATION COMMITTEE is charged with the duty of review and subsequent recommendation to the Board on matters concerning the individual compensation of the most highly paid employees of the Company and administers certain employee benefit plans. Messrs. Solomon (Chairman), Goergen and Palamara currently serve as members. The Compensation Committee held 3 meetings during fiscal year 1998.

    The Board of Directors has an EXECUTIVE COMMITTEE, which has authority to act for the full Board of Directors on most matters during intervals between meetings of the Board of Directors. Messrs. Goergen (Chairman), Bills, Gintel, Solomon and Rubin currently serve as members. The Executive Committee held 5 meetings in fiscal year 1998.

    The Board of Directors also has a NOMINATING COMMITTEE, which held 2 meetings during fiscal 1998. The Nominating Committee has authority to recommend potential Board members and the reelection or nonreelection of directors at the expiration of their respective terms, to present annually a slate of officers for the Board and to make additional nominations as vacancies occur, and to recommend appointments to standing Committees. The Nominating Committee will consider recommendations for director nominees submitted by stockholders by timely written notice received by the Secretary of the Company in advance of the applicable stockholder meeting. See "Stockholder Proposals and Director Nominations" below. Messrs. Brown (Chairman), Bills and Knortz currently serve as members.

    The full Board held 6 meetings during fiscal year 1998.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of the Company's Common Stock, $.50 par value, beneficially owned by each current director, director nominee, by each of the executive officers named in the Compensation Tables, and by all directors and executive officers as a group on December 11, 1998.

                                                                                 AMOUNT AND NATURE OF
                                                                                      BENEFICIAL            PERCENT
NAME OF BENEFICIAL OWNER                                                             OWNERSHIP(1)         OF CLASS(1)
------------------------------------------------------------------------------  ----------------------  ---------------
Michael D. Bills..............................................................             5,000                   *
H. William Brown..............................................................             6,000                   *
Michael N. Christodolou.......................................................             5,552                   *
Michael K. Fox................................................................            50,334                   *
William H. Franz..............................................................            97,500                   *
Robert M. Gintel..............................................................            24,000                   *
Robert B. Goergen.............................................................            45,852(2)                *
Frederick M. Gutterson........................................................            63,750                   *
Herbert C. Knortz.............................................................            10,800                   *
Francis J. Palamara...........................................................            10,800                   *
Lewis Rubin...................................................................           294,389                 1.9%
Michael J. Soja...............................................................            93,034                   *
Martin L. Solomon.............................................................            40,550                   *
All Directors and Executive Officers as a group, including those named above
  (17 persons)................................................................           803,563                 5.2%

------------------------

*   Less than 1%.

(1) For purposes of determining beneficial ownership of the Company's Common Stock, $.50 par value, options exercisable within 60 days have been included as follows: Mr. Bills--5,000, Mr. Brown--6,000, Mr. Christodolou--5,552, Mr. Fox--50,334, Mr. Franz--97,500, Mr. Gintel--4,000, Mr. Goergen-- 4,000, Mr.
    Gutterson--63,750, Mr. Knortz--4,000, Mr. Palamara--4,000, Mr. Rubin--246,667, Mr. Soja--78,750, Mr. Solomon--10,150, all directors and executive officers--635,705. Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.

(2) Includes 2,824 shares of Common Stock owned by Mr. Goergen's wife and 700 shares held in trust for the benefit of Mr. Goergen's mother. Mr. Goergen disclaims beneficial ownership of such shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is responsible for the administration of the Company's executive compensation program. The Committee is made up of three Directors who are not employees of the Company. It is responsible for setting the compensation levels of the Company's Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met 3 times during the year ended September 30, 1998.

COMPENSATION PHILOSOPHY

    The Committee believes that the Company's executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meet or exceed challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives who have developed and implemented a successful business strategy which has increased earnings per share from $1.00 in fiscal 1991 to $3.88 in fiscal 1998, an increase of 288%.

    The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is for transportation related companies of similar size to the Company and based in the United States. However, since the Company's competition for executive talent is not limited to the transportation industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company's executive compensation includes some companies that are part of the Dow Jones Transportation Index as well as other transportation and non-transportation companies.

    Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million the deduction a public company may claim in any year for compensation to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. The Committee believes that it will not be denied any tax deductions during fiscal 1999 as a result of Section 162(m). While the Committee expects that action will be taken to qualify most compensation approaches to ensure deductibility, tax considerations do not automatically cause the Committee to modify its executive compensation program.

    The Committee believes that the total compensation provided to the Company's executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus XTRA's executive team on increasing Company performance and stockholder value.

BASE SALARIES

    Base salaries are determined at the discretion of the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The Committee uses the median of the range of base salaries from independent compensation surveys to target the Company's base salary levels. However, it also considers an individual's unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, Mr. Lewis Rubin, with respect to other executive officers.

    During fiscal 1998, the Committee increased the base salary levels of senior executives, other than the CEO, on average 6.8% after the Committee considered, but did not formally weigh, inflation, corporate performance, employee performance and competitive conditions.

ANNUAL INCENTIVES

    Annual incentives are paid primarily through the Company's Economic Profit Incentive Plan (the "Economic Profit Plan") which was adopted by the Board of Directors in 1996 to take effect for fiscal 1997. The Economic Profit Plan's objectives are to enhance commitment to the long-term success of the Company by linking personal financial rewards to the growth of value of the Company, by increasing the Company's Economic Profit (as defined below), and to increase the Company's ability to attract and retain key executives. Under the Economic Profit Plan, annual incentives are determined by establishing target incentive awards based on a percentage of base salary. Actual awards are based on corporate performance or divisional performance depending upon the responsibilities of the participant. Corporate and divisional performance are measured by the growth of Economic Profit by comparing the actual Economic Profit against a target Economic Profit as designated by the Committee. The term "Economic Profit" is defined as after-tax operating profit (before interest expense), less a capital charge for all capital invested in the Company or division, as applicable. The term "capital charge" is defined as the Company's weighted average, after-tax, cost of capital, representing a blend of the Company's equity and debt capital cost.

    Awards for corporate executives, other than the CEO, are determined based on Company performance (weighted 100%). The annual awards for divisional presidents are determined based on Company performance (weighted 25%), and division performance (weighted 75%). Annual awards for other divisional staff are determined based on division performance (weighted 100%). The Committee sets the annual award for the CEO directly based on Company performance (weighted 100%) and its discretionary evaluation of the CEO's individual performance.

    Annual incentive target awards for the CEO and the other executives named in the Summary Compensation Table range from 35% to 60% of salary. Actual cash awards may be up to 1.5 times the target awards plus 33% of any positive amount in the participant's bonus reserve account, an account maintained for each participant which carries forward any earned but unpaid bonuses from prior years. This bonus reserve account may also contain a negative balance from prior years, in such cases the negative amount must be offset against any positive bonuses earned. The Committee approved actual cash awards for the named executives, other than the CEO, that averaged 176% of the targeted award levels. The annual incentive for the CEO is discussed under the CEO Compensation section.

LONG-TERM INCENTIVES

    From time to time, the Committee has granted stock options to the Company's executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company's Common Stock. Stock options are considered effective long-term incentives by the Committee because an executive is rewarded only if the value of the Company's Common Stock increases, thus increasing stockholder value. In determining grants of options for executives, the Committee has reviewed competitive data of long-term incentive practices at other transportation related companies and companies of similar size to the Company but in other industries. The Committee has also taken into account the level of past stock compensation grants and the value of those grants in determining awards for the Company's executives.

    On November 12, 1997, the Committee recommended the grant of options covering 17,000 shares of the Company's Common Stock to certain key members of senior management. The number of options granted was based on the Committee's review of the individual executive's position and potential within XTRA, and the level of past stock compensation awards granted to the individual executive.

CEO COMPENSATION

    The Committee awarded an annual incentive award that was 180% of Mr. Rubin's target annual incentive, based on the Committee's discretionary evaluation of Mr. Rubin's individual performance. In evaluating the CEO's individual performance, the Committee considered, but did not formally weigh, the financial progress that the Company has made as measured by the growth of Economic Profit and earnings per share as well as the factors described above under "Compensation Philosophy".

                                          Martin L. Solomon, Chairman
                                          Robert B. Goergen
                                          Francis J. Palamara

EXECUTIVE COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

    The following information is given regarding compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the 1998, 1997 and 1996 fiscal years, in accordance with transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission.

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                        ANNUAL COMPENSATION       -------------
                                                                   -----------------------------   SECURITIES
                 NAME AND                                                        OTHER ANNUAL      UNDERLYING       ALL OTHER
            PRINCIPAL POSITION                YEAR       SALARY      BONUS       COMPENSATION        OPTIONS     COMPENSATION(1)
------------------------------------------  ---------  ----------  ----------  -----------------  -------------  ----------------
Lewis Rubin...............................       1998  $  550,000  $  593,684         --               --           $   14,249
  President and Chief                            1997     504,166     329,848         --              100,000           11,250
  Executive Officer                              1996     500,000     174,712         --               --               11,061

William Franz.............................       1998     283,750     232,714         --               --               14,249
  Vice President, XTRA                           1997     255,000     143,903         --               45,000           11,250
  Lease                                          1996     221,250      85,315         --               --               11,061

Frederick M. Gutterson....................       1998     265,000     167,356         --               --               14,249
  Vice President, XTRA                           1997     263,200       7,897         --               26,250           11,250
  International                                  1996     254,452      14,819         --               --               11,061

Michael J. Soja...........................       1998     232,150     163,866         --               --               14,249
  Vice President and                             1997     221,450      84,515         --               26,250           11,250
  Chief Financial Officer                        1996     213,000      60,518         --               --               11,061

Michael K. Fox............................       1998     191,750     100,084         --                6,000           14,249
  Vice President, XTRA                           1997     180,250     107,630         --                5,000           11,250
  Intermodal                                     1996     173,750      51,566         --               --               11,061

------------------------

(1) The amounts shown for each named officer for fiscal 1998 include matching Company contributions under the Company's 401(k) plan and the Company's contribution under the defined contribution plan, as follows: Mr. Rubin:
    $4,800 and $9,449; Mr. Franz: $4,800 and $9,449 Mr. Gutterson: $4,800 and
    $9,449; Mr. Soja: $4,800 and $9,449; and Mr. Fox $4,800 and $9,449.

    AGREEMENT WITH MR. RUBIN. On July 1, 1994, the Company entered into an Individual Pension Agreement with Mr. Rubin pursuant to which the Company will pay Mr. Rubin an annual life benefit of $100,000 if he continues to serve as Chief Executive Officer of the Company until age 65. In the event of a Change of Control, the Company has agreed to pay Mr. Rubin a lump sum payment equal to the present value of such annual benefit in the event his employment with the Company is terminated within the two year period following the date of the Change of Control. A Change of Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 40% of the voting power of the Company's securities, (ii) a change of control required to be reported under certain provisions of the Securities Exchange Act of 1934, (iii) a consolidation, merger or other reorganization (other than (a) in which the voting power immediately before continues to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation, and (iv) continuing directors cease to be a majority of the Board of Directors. In the event Mr. Rubin dies while serving as Chief Executive Officer or after he becomes entitled to benefits under the agreement, his surviving spouse, if any, would be entitled to certain survivor benefits. Mr. Rubin would forfeit all benefits in the event he joins the board of directors or becomes an executive officer of a competitor of the Company within two years after the date of termination of his employment with the Company, other than termination following a Change of Control.

    SEVERANCE AGREEMENTS. In December 1997, the Company entered into severance agreements with Messrs. Rubin, Franz, Soja and Fox, providing each of them with severance benefits upon certain terminations of their employment with the Company. Such agreements provide that if, within twenty-four months following a Significant Transaction, the executive's employment with the Company is terminated either by the Company (other than for "cause", as defined in the agreements) or by such executive for "good reason" (as defined in the agreements), the executive would receive a severance payment equal to two times the executive's annual base salary (at the rate in effect immediately prior to the date of termination) and his annualized average bonus amount for the prior two fiscal years and the portion of any year in which the termination occurs. In addition, the agreements provide for the immediate vesting of all bonus awards, stock options, etc. For a period of two years following any such termination of employment, the executive would be entitled to participate in all welfare benefit plans (other than disability) provided by the Company. In the case of Mr. Fox, cash payments under the agreement are required to be reduced to the extent necessary to assure that no portion of the payments under the agreement would constitute a "parachute payment" under Section 280G of the Internal Revenue Code. The term Significant Transaction as defined in the agreements generally includes the following events: (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (or, in the case of Mr. Franz and Mr. Fox, XTRA Lease and XTRA Intermodal), unless (a) the voting power immediately prior to such transaction continues to represent 50% or more of the voting power thereafter,
(b) no individual or group would acquire 30% or more of the voting power, and
(c) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board, providing for such transaction; or (ii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (or, in the case of Mr. Franz and Mr. Fox, the applicable subsidiary, other than a liquidation or dissolution of such subsidiary into the Company or any subsidiary of the Company).

    AGREEMENTS WITH MR. GUTTERSON. On June 30, 1995, the Company acquired a marine container fleet of approximately 170,000 twenty-foot equivalent units from Matson Leasing Company, Inc. ("Matson"). In connection with this acquisition, the Company entered into an Agreement with Mr. Gutterson dated June 30, 1995, providing for the employment of Mr. Gutterson as a Vice President of the Company and President of XTRA International Ltd., an indirect wholly-owned subsidiary of the Company. The agreement provides for an annual base salary of $250,000, certain bonus compensation tied to the long-term performance of XTRA International Ltd. (versus a budget agreed upon at the time of the acquisition), and such fringe benefits as are from time to time generally provided by the Company to its senior executives. Also pursuant to the agreement, Mr. Gutterson was granted options covering 40,000 shares of the Company's Common Stock under the Company's 1987 Stock Incentive Plan.

    At the time the Company acquired Matson, Mr. Gutterson was party to an agreement, assumed by the Company, that provides Mr. Gutterson with certain severance benefits upon certain terminations of his employment with the Company. Such agreement provides that if, prior to December 31, 1999 Mr. Gutterson's employment with the Company is terminated either by the Company (other than for "cause", as defined in the agreement) or by Mr. Gutterson for "good reason" (as defined in the agreement), he would receive, in addition to salary and bonus earned in respect of the year in which such termination occurs, a severance payment equal to two times his annual base salary (at the highest rate in effect during the year immediately prior to the date of termination) and his highest annual bonus compensation in respect of the three calendar years prior to such termination. For a period of two years following any such termination of employment, Mr. Gutterson would be entitled to participate in all health and welfare benefit plans provided by the Company. Payments under the agreement are required to be reduced to the extent necessary to assure that no portion of the payments under the agreement would constitute a "parachute payment" under Section 280G of the Internal Revenue Code.

                            OPTION/SAR GRANTS TABLE

    The table below includes for the individuals named in the Summary Compensation Table certain information concerning individual grants of stock options made during fiscal 1998.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                           --------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
                           --------------------------------------------------------------
                                              % OF                                          GRANT DATE
                            NUMBER OF         TOTAL                                            VALUE
                           SECURITIES        OPTIONS        EXERCISE                       -------------
                           UNDERLYING      GRANTED TO        OR BASE                        GRANT DATE
                             OPTIONS      EMPLOYEES IN        PRICE        EXPIRATION      PRESENT VALUE
NAME                         GRANTED       FISCAL YEAR       ($/SH)           DATE              (2)
-------------------------  -----------  -----------------  -----------  -----------------  -------------
Michael K. Fox...........     6,000(1)              7%      $ 51.0625   November 11, 2002    $  83,520

------------------------

(1) All options were granted on November 12, 1997 and have a term of 5 years. One-third of the shares subject to the option vest and become exercisable on each of the first, second and third anniversaries of the date of grant. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant, as determined by the closing price of the Common Stock on November 12, 1997 of $51.0625.

(2) This is a hypothetical valuation as of the grant date using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time. The Black-Scholes model assumed (a) an option term of five years, (b) a risk-free interest rate of 4.2% (the yield on five-year U.S. Treasury securities), (c) a standard deviation of stock-return of 26%, and (d) a dividend yield of 1.1%. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option.

                       AGGREGATE OPTION/SAR EXERCISES AND
                     FISCAL YEAR END OPTION/SAR VALUE TABLE

    The table below includes for the individuals named in the Summary Compensation Table certain information concerning each exercise of stock options during fiscal 1998 and the fiscal year-end value of unexercised options.

                         AGGREGATE OPTION EXERCISES AND
                       FISCAL YEAR END OPTION VALUE TABLE

                                                                              NUMBER OF                    VALUE OF
                                                                        SECURITIES UNDERLYING            UNEXERCISED
                                                                         UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                            SHARES                      AT FISCAL YEAR END(#)       FISCAL YEAR END($)(1)
                                           ACQUIRED         VALUE     --------------------------  --------------------------
NAME                                    ON EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Lewis Rubin...........................        15,000      $ 253,125      238,333        16,667     $  48,438    $    96,875
William H. Franz......................        --             --           95,000         5,000        14,531         29,063
Frederick M. Gutterson................        --             --           61,250         5,000        14,531         29,063
Michael J. Soja.......................        --             --           76,250         5,000        14,531         29,063
Michael K. Fox........................         5,000        110,220       46,067         9,333         9,688         19,375

------------------------

(1) Based on share price of $46.56, which was the closing price for a share of the Company's Common Stock on September 30, 1998.

                            STOCK PERFORMANCE GRAPH

    The graph below compares cumulative total shareholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

                                XTRA CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     FISCAL YEAR ENDING SEPTEMBER 30, 1998

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                              DOW JONES

                       XTRA                    TRANSPORTATION
                CORPORATION    S &P 500               AVERAGE
9/93                $100.00     $100.00               $100.00
9/94                $108.30     $103.69                $93.19
9/95                 $95.03     $134.53               $124.26
9/96                 $92.18     $161.89               $133.42
9/97                $126.08     $227.37               $203.68
9/98                $104.26     $247.93               $176.11

COMPENSATION OF DIRECTORS

    The Company pays its directors, other than the Chairman and Vice Chairman of the Board, a monthly retainer of $1,375. The Chairman and Vice Chairman of the Board are paid monthly retainers of $5,000 and $1,667, respectively. All directors are paid a fee of $1,000 for each meeting of the Board of Directors attended in person or by telephone. In addition, Committee chairmen and members receive $1,000 for each Committee meeting attended. A monthly retainer of $250 is also paid to Committee chairmen. Mr. Rubin, as an officer, does not receive fees for attendance at Committee meetings. Directors may elect to defer part or all of their director's fees pursuant to the Company's Deferred Director Fee Option Plan.

    DEFERRED DIRECTOR FEE OPTION PLAN--The Company's Deferred Director Fee Option Plan (the "1993 Plan") permits non-employee directors to choose between receiving their fees from the Company in the form of cash or non-qualified stock options. The option exercise price is 50% of the fair market value of the shares at the time the options are awarded and the amount of shares is determined by dividing the directors' fees by the exercise price. Mr. Bills, Mr. Christodolou and Mr. Solomon are the only current directors who have elected to participate in the 1993 Plan. At December 11, 1998, there were outstanding options to purchase 6,702 shares of the Company's Common Stock at an average option exercise price of $24.47.

    During fiscal 1998, Mr. Solomon was awarded options to purchase 643 shares of the Company's Common Stock at an option price of $29.53 on December 31, 1997 and an option to purchase 653 shares of the Company's Common Stock, an option price of $29.875 on January 30, 1998. During fiscal 1998, Mr. Christodolou was awarded options to purchase 552 shares of the Company's Common Stock at an option price of $29.875 on January 30, 1998. Options granted in lieu of annual retainer fees become exercisable as to all shares covered thereby on the first anniversary of the date of grant and options granted in lieu of meeting fees become exercisable six months following the date of grant.

    STOCK OPTION PLAN FOR DIRECTORS--The Company has established the 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan"), pursuant to which each of the then current directors who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of Common Stock upon adoption of the 1991 Plan. The Plan also provides initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of stockholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the 1991 Plan) of Common Stock on such date. The exercise price of each option is 100% of fair market value (as defined in the 1991 Plan) on the date of award. At December 11, 1998 there were outstanding options to purchase 36,000 shares of the Company's Common Stock under the 1991 Plan at an average option exercise price of $49.68. The exercise price of the options for 1,000 shares awarded to each such director following the 1998 Annual Meeting of Stockholders was $59.75 per share. In addition, Mr. Christodolou was awarded an option to purchase 4,000 shares upon his election to the Board of Directors on January 29, 1998 at an exercise price of $59.4375 per share. Options become exercisable on the earlier of (i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. 100,000 shares have been authorized for delivery upon exercise of options under the 1991 Plan. The 1991 Plan is administered by the Compensation Committee of the Board of Directors.

                               OTHER INFORMATION

AUDITORS

    Representatives of Arthur Andersen LLP, the auditors for the Company's 1998 fiscal year, are expected to attend the 1999 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

OUTSTANDING VOTING SECURITIES

    On December 11, 1998, there were outstanding and entitled to vote 15,372,903 shares of the Common Stock, $.50 par value, of the Company, constituting the only class of outstanding voting securities.

QUORUM, VOTING OF PROXIES, REQUIRED VOTES AND METHOD OF TABULATION

    Consistent with state law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

    Proxies will be voted as specified by the stockholders. If specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director specified above. Directors will be elected by a plurality of the votes properly cast for the election of directors at the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE
  PERCENT OF THE VOTING SECURITIES

    The only persons or entities known to the Company to be the beneficial owner of five percent or more of the Company's voting securities are as follows:

                                                                                              AMOUNT
                                                                                               AND
                                                                                            NATURE OF      PERCENT
NAME AND ADDRESS                                                                            BENEFICIAL       OF
OF BENEFICIAL OWNER                                                      TITLE OF CLASS    OWNERSHIP(1)     CLASS
----------------------------------------------------------------------  -----------------  ------------  -----------
Tiger Management......................................................  Common Stock         5,341,400         34.7%
101 Park Avenue
New York, New York 10172

Trinity I Fund, L.P...................................................  Common Stock         1,372,900          8.9%
201 Main Street, Suite 3200
Fort Worth, Texas 76102

Westport Asset Management Inc.........................................  Common Stock         1,219,500          7.9%
253 Riverside Avenue
Westport, Connecticut 06880

------------------------

(1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.

    Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The percentages shown in the foregoing table have been computed on the basis of shares outstanding on December 11, 1998. The number of shares reported as held for each of Tiger Management and Westport Asset Management Inc. was as of December 11, 1998 and for Trinity I Fund, L.P. was as of November 24, 1998.

ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended September 30, 1998 has been mailed to all stockholders.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company on or before September 22, 1999 for inclusion in the proxy material for that meeting. Any such proposals should be mailed to:
Secretary, XTRA Corporation, 60 State Street, Boston, Massachusetts 02109.

    The Company's By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors and other stockholder proposals (whether or not such proposals are to be included in the Company's proxy material). A notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 90 days prior to the first anniversary of the date of the last annual meeting. Accordingly, with respect to the 2000 Annual Meeting, the notice must be received by the Secretary of the Company by November 20, 1999. Any such notice must contain certain specified information concerning the persons to be nominated or the proposal being made and the stockholder submitting the nomination or proposal, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any director nomination or other stockholder proposal not made in compliance with such advance notice requirements.

SOLICITATION

    Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, facsimile or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus out-of-pocket expenses.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.

                                XTRA CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints as proxies, each with power of substitution, Robert M. Gintel, Robert B. Goergen and Lewis Rubin, or any of them, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of XTRA Corporation (the "Company") held of record by the undersigned on December 31, 1998, at the Annual Meeting of Stockholders to be held February 18, 1999 at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts 02110, and at any adjournments thereof. The proxies appointed shall act by a majority of such of them as shall be present at the meeting, or if only one is present, by that one. The undersigned hereby revokes any proxies heretofore given.




Please sign and date this proxy on                          SEE REVERSE
 the reverse side where indicated                               SIDE

[X] Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR ITEM 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 BELOW.

1. To elect a Board of Directors for the ensuing year.

NOMINEES: Michael D. Bills, H. William Brown, Michael N. Christodolou, Robert M. Gintel, Robert B. Goergen, Herbert C. Knortz, Francis J. Palamara, Lewis Rubin and Martin L. Solomon

            FOR ALL NOMINEES                   WITHHELD FROM ALL NOMINEES
                 [  ]                                     [  ]

[  ]
For all nominees except as noted above


2. The proxies have, in their discretion, the authority to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, sign in partnership name.

Signature                                                Date
         -----------------------------------------------     ----------------

Signature                                                Date
         -----------------------------------------------     ----------------